Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We have issued our reports dated February 26, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Masimo Corporation on Form 10-K for the year ended January 3, 2026. We consent to the incorporation by reference of said reports in the Registration Statements of Masimo Corporation on Form S-3 (File No. 333-285240) and on Forms S-8 (File No. 333-219207 and File No. 333-240152).

/s/ GRANT THORNTON LLP
San Francisco, California
February 26, 2026